United Security Bancshares Reports 1st Quarter 2023 Financial Results

FRESNO, CA - April 26, 2023. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended March 31, 2023. The Company recognized net income of $6.1 million, or $0.36 per basic and diluted share, for the quarter ended March 31, 2023, compared to net income of $2.4 million, or $0.14 per basic and diluted share for the quarter ended March 31, 2022.

First Quarter 2023 Highlights (as of or for the quarter ended March 31, 2023, except where noted)
▪Net income for the quarter increased 150.7% to $6.1 million, compared to $2.4 million for the quarter ended March 31, 2022. Loan interest income increased $3.9 million and investment securities income increased $711,000 as a result of growth in loan and investment securities portfolio balances and increases in interest rates, when compared to the first quarter of 2022.
▪The Company had available secured lines of credit of $434.7 million, unsecured lines of credit of $100.0 million, unpledged investment securities of $138.7 million, and cash and cash equivalents of $45.2 million as of March 31, 2023.
▪Total assets decreased 2.9% to $1.26 billion, compared to $1.30 billion at December 31, 2022.
▪Total loans, net of unearned fees, decreased to $942.7 million, compared to $980.2 million at December 31, 2022.
▪Total investments decreased 0.9% to $208.9 million, compared to $210.9 million at December 31, 2022.
▪Total deposits decreased 4.7% to $1.11 billion, compared to $1.17 billion at December 31, 2022.
▪The allowance for credit losses as a percentage of gross loans increased to 1.65%, compared to 1.04% at December 31, 2022. The increase is primarily the result of an accounting adjustment of $6.6 million related to the adoption of a new accounting standard referred to as the Current Expected Credit Loss methodology or “CECL.”
▪Net interest income before the provision for credit losses increased 37.2% to $12.9 million, compared to $9.4 million for the quarter ended March 31, 2022.
▪The Company recorded a reversal of provision for credit losses of $493,000 for the quarter ended March 31, 2023, compared to a provision for credit losses of $5,000 for the quarter ended March 31, 2022.
▪Book value per share increased to $6.61, compared to $6.59 at December 31, 2022.
▪Net interest margin increased to 4.42% for the quarter ended March 31, 2023, compared to 3.10% for the quarter ended March 31, 2022.
▪Annualized average cost of deposits was 0.48% for the quarter ended March 31, 2023, compared to 0.17% for the quarter ended March 31, 2022.
▪Net charge-offs totaled $434,000 for the quarter ended March 31, 2023 , compared to net charge-offs of $338,000 for the quarter ended March 31, 2022.
▪Capital position remains well-capitalized with a 10.89% Tier 1 Leverage Ratio compared to 10.10% as of December 31, 2022.
▪Annualized return on average assets (“ROAA”) increased to 1.95%, compared to 0.74% for the quarter ended March 31, 2022. The increase in ROAA is due to the increase in net income coupled with a decrease in average assets.
▪Annualized return on average equity (“ROAE”) increased to 22.05%, compared to 8.33% for the quarter ended March 31, 2022.

Dennis Woods, President and Chief Executive Officer, stated: “We are very pleased with our all-time record earnings for the full year of 2022 which continues into this first quarter of 2023 with another all-time record earnings quarter. We are working closely with our long-term core customers to provide deposit and lending solutions that meet their business and individual needs. We are also focused on maintaining adequate liquidity, managing credit risk, and responsibly managing growth in our balance sheet.”

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (TRUPs). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Net income for the quarter ended March 31, 2023 increased 150.7% to $6.1 million, compared to the quarter ended March 31, 2022. The increase is primarily the result of an increase of $3.9 million in loan interest income and fees, an increase of $711,000 in investment income, and a $1.3 million decrease in the loss on the fair value of junior subordinated debentures, partially offset by a $1.6 million increase in the provision for income taxes. ROAE for the quarter ended March 31, 2023 was

22.05%, compared to 8.33% for the quarter ended March 31, 2022. ROAA was 1.95% for the quarter ended March 31, 2023, compared to 0.74% for the quarter ended March 31, 2022.

The annualized average cost of deposits was 0.48% for the quarter ended March 31, 2023, compared to 0.17% for the quarter ended March 31, 2022. Average interest-bearing deposits decreased 5.1% between the periods ended March 31, 2022 and 2023 from $727.1 million to $689.7 million respectively.

Net interest income, before the provision for credit losses, for the quarter ended March 31, 2023 totaled $12.9 million, an increase of $3.5 million, or 37.2%, from the $9.4 million reported for the period ended March 31, 2022. The impact of the increase in interest rates over the past year is reflected in the increase in net interest income. The Company’s net interest margin increased from 3.10% for the quarter ended March 31, 2022 to 4.42% for the quarter ended March 31, 2023. The increase in the net interest margin is due to increases in yields on investment securities, yields on loans, and yields on interest-bearing deposits at the Federal Reserve Bank, partially offset by increases in average deposit costs. Loan yields increased from 4.25% to 5.49% between the two periods while the yield on interest-bearing liabilities increased from 0.30% to 0.98% between the two periods.

Noninterest income for the quarter ended March 31, 2023 totaled $1.4 million, an increase of $1.7 million when compared to the $206,000 loss reported for the quarter ended March 31, 2022. For the quarter ended March 31, 2023, a gain on the fair value of TRUPs of $333,000 was recorded, compared to a loss of $999,000 for the same period in 2022. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $734,000 for the quarter ended March 31, 2023 and $654,000 for the quarter ended March 31, 2022.

For the quarter ended March 31, 2023, noninterest expense totaled $6.2 million, an increase of $424,000 compared to $5.8 million for the quarter ended March 31, 2022. On a year-over-year comparative basis, noninterest expense increased due to increases of $211,000 in salaries and employee benefits and $183,000 in occupancy expense, partially offset by decreases of $67,000 in professional fees and $39,000 in regulatory assessments.

The efficiency ratio for the quarter ended March 31, 2023 decreased to 43.5%, compared to 62.0% for the quarter ended March 31, 2022. This decrease is due to increases in both non-interest and interest income.

The Company recorded an income tax provision of $2.5 million for the quarter ended March 31, 2023, compared to $1.0 million for the same period in 2022. The effective tax rate for the quarter ended March 31, 2023 was 29.16%, compared to 28.38% for the quarter ended March 31, 2022.

Balance Sheet Review

Total assets decreased $38.0 million, or 2.9%, between December 31, 2022 and March 31, 2023. Gross loan balances decreased $37.6 million, overnight balances held at the Federal Reserve Bank decreased $3.7 million, and investment securities decreased $1.9 million. Decreases in gross loans included decreases of $14.3 million in real estate construction and development loans, $9.4 million in commercial and industrial loans, $7.1 million in agricultural loans, and $5.9 million in residential mortgage loans. Declines in the investment portfolio were the result of $3.3 million in paydowns offset by a decrease in unrealized losses totaling $933,000 between the two periods. Total cash and cash equivalents increased $6.6 million between December 31, 2022 and March 31, 2023. Unfunded loan commitments increased from $190.2 million at December 31, 2022 to $214.7 million at March 31, 2023. OREO balances totaled $4.6 million at December 31, 2022 and March 31, 2023.

Total deposits decreased $54.4 million, or 4.7%, to $1.1 billion during the quarter ended March 31, 2023. This was due to decreases of $86.9 million in noninterest-bearing deposits offset by increases of $32.5 million in interest bearing deposits. NOW and money market accounts increased $28.4 million, time deposits increased $11.6 million, and savings accounts decreased $7.4 million. In total, NOW, money market and savings accounts increased 3.4% to $646.8 million at March 31, 2023, compared to $625.8 million at December 31, 2022. Noninterest bearing deposits decreased 18.0% to $394.7 million at March 31, 2023, compared to $481.6 million at December 31, 2022. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, decreased $56.0 million.

Shareholders’ equity at March 31, 2023 totaled $112.9 million, an increase of $445,000 from $112.5 million at December 31, 2022. This increase in equity was the result of net income of $6.1 million and a decrease in accumulated other comprehensive loss of $639,000, partially offset by a $4.7 million, net of tax accounting adjustment to retained earnings related to the adoption of CECL. At March 31, 2023, the accumulated other comprehensive loss totaled $16.9 million, compared to $17.5 million at

December 31, 2022. The decrease in the loss was primarily the result of a decrease in net unrealized losses on investment securities of $933,000 as well as a decrease of $310,000 in the gain on junior subordinated debentures (TRUPs) caused by a change in market credit spreads during the quarter ended March 31, 2023. The change in unrealized loss on the investment portfolio is attributed to changes in interest rates, and not credit quality. The Company does not intend to sell and it is more likely than not that it will not be required to sell any securities that have an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 28, 2023. The dividend was paid on April 21, 2023, to shareholders of record as of April 7, 2023. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

On January 1, 2023, the Company adopted the Current Expected Credit Loss (CECL) methodology and recognized a $6,641,000 increase to the allowance for credit losses, and a related $4,678,000 reduction to retained earnings, net of tax. This increase utilizes economic forecasts to estimate credit losses over the life of the loan portfolio. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2022 and 2023 quarterly periods. The Company recorded a reversal of provision for credit losses of $493,000 for the quarter ended March 31, 2023, compared to $5,000 provision for the quarter ended March 31, 2022. The reversal of provision recorded during 2023 is primarily driven by the decrease in loan balances during the quarter. Net loan charge-offs totaled $434,000 for the quarter ended March 31, 2023, compared to $338,000 for the quarter ended March 31, 2022 and were primarily due to losses in the student loan portfolio.

The Company’s allowance for credit losses totaled 1.65% of the loan portfolio at March 31, 2023, compared to 1.04% at December 31, 2022. The increase in the allowance for credit losses as a percentage of gross loans is primarily the result of additions to the reserve as a result of the adoption of CECL. Management considers the allowance for credit losses at March 31, 2023 to be adequate.

Non-performing assets, comprised of nonaccrual loans, loan modifications, other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, decreased $1,360,000 between December 31, 2022 and March 31, 2023 to $18.2 million. Nonperforming assets as a percentage of total assets decreased from 1.50% at December 31, 2022 to 1.44% at March 31, 2023. The decrease in nonperforming assets is attributed to decreases of $1,349,000 in nonaccrual loans and $130,000 in loans past due more than 90 days. OREO balances remained at $4.6 million at December 31, 2022 and March 31, 2023.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages, global conflict and unrest, (2) the COVID-19 global pandemic, including the effects of the steps being taken to address the pandemic and its impact on the Company’s markets, customers, and employees, (3) changes in general economic and financial market conditions, either nationally or locally, (4) interest rate policies of the Board of Governors of the Federal Reserve System, (5) changes in banking laws or regulations, (6) increased competition in the Company’s markets, impacting the ability to execute its business plans, (7) loss of key personnel, (8) unanticipated credit losses, (9) drought, earthquakes, floods or other natural disasters impacting the local economy and/or the condition of real estate collateral, (10) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, (11) uncertainty regarding the replacement of LIBOR, and (12) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2022, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands-except share data)	March 31, 2023	December 31, 2022
Assets
Cash and non-interest-bearing deposits in other banks	$41,949	$31,650
Due from Federal Reserve Bank (“FRB”)	3,204	6,945
Cash and cash equivalents	45,153	38,595
Investment securities (at fair value)
Available-for-sale (“AFS”) securities	205,556	207,545
Marketable equity securities	3,358	3,315
Total investment securities	208,914	210,860
Loans	944,191	981,772
Unearned fees and unamortized loan origination costs - net	(1,464)	(1,594)
Allowance for credit losses	(15,622)	(10,182)
Net loans	927,105	969,996
Premises and equipment - net	9,486	9,770
Accrued interest receivable	7,829	8,489
Other real estate owned (“OREO”)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	14,422	12,825
Cash surrender value of life insurance, net	23,025	22,893
Operating lease right-of-use assets	1,808	1,984
Other assets	14,382	14,711
Total assets	$1,261,194	$1,299,193

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$394,745	$481,629
Interest-bearing	716,387	683,855
Total deposits	1,111,132	1,165,484
Fed funds purchased	13,200	—
Operating lease liabilities	1,915	2,093
Other liabilities	11,022	8,270
Junior subordinated debentures (at fair value)	11,017	10,883
Total liabilities	1,148,286	1,186,730
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,094,298 at March 31, 2023 and 17,067,253 at December 31, 2022	60,269	60,030
Retained earnings	69,495	69,928
Accumulated other comprehensive loss, net of tax	(16,856)	(17,495)
Total shareholders’ equity	112,908	112,463
Total liabilities and shareholders’ equity	$1,261,194	$1,299,193

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended
(in thousands - except share data)	March 31, 2023	March 31, 2022
Interest Income:
Interest and fees on loans	$13,000	$9,119
Interest on investment securities	1,501	790
Interest on deposits in FRB	58	82
Total interest income	14,559	9,991
Interest Expense:
Interest on deposits	1,343	508
Interest on other borrowed funds	271	45
Total interest expense	1,614	553
Net Interest Income	12,945	9,438
(Reversal) Provision for Credit Losses	(493)	5
Net Interest Income after (Reversal) Provision for Credit Losses	13,438	9,433
Noninterest Income:
Customer service fees	734	654
Increase in cash surrender value of bank-owned life insurance	132	139
Unrealized gain (loss) on fair value of marketable equity securities	43	(182)
Gain (Loss) on fair value of junior subordinated debentures	333	(999)
Gain on sale of investment securities	—	30
Other	206	152
Total noninterest income (loss)	1,448	(206)
Noninterest Expense:
Salaries and employee benefits	3,260	3,049
Occupancy expense	963	780
Data processing	174	115
Professional fees	882	949
Regulatory assessments	192	231
Director fees	109	118
Correspondent bank service charges	19	25
Net cost of operation of OREO	37	(8)
Other	604	557
Total noninterest expense	6,240	5,816
Income Before Provision for Taxes	8,646	3,411
Provision for Taxes on Income	2,521	968
Net Income	$6,125	$2,443

Basic earnings per common share	$0.36	$0.14
Diluted earnings per common share	$0.36	$0.14
Weighted average basic shares for EPS	17,076,510	17,030,409
Weighted average diluted shares for EPS	17,092,460	17,051,819

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended
(in thousands)	March 31, 2023	March 31, 2022
Average Balances:
Loans (1)	$960,648	$870,851
Investment securities	211,523	187,761
Interest-bearing deposits in FRB	5,493	177,243
Total interest-earning assets	1,177,664	1,235,855
Allowance for credit losses	(16,323)	(9,514)
Cash and due from banks	36,008	37,288
Other real estate owned	4,582	4,582
Other non-earning assets	78,550	65,384
Total average assets	$1,280,481	$1,333,595

Interest-bearing deposits	$697,198	$727,132
Junior subordinated debentures	10,801	11,156
Total interest-bearing liabilities	707,999	738,288
Noninterest-bearing deposits	445,502	466,062
Other liabilities	14,014	9,970
Total liabilities	1,167,515	1,214,320
Total equity	112,966	119,275
Total liabilities and equity	$1,280,481	$1,333,595

Average Rates:
Loans (1)	5.49%	4.25%
Investment securities	2.88%	1.71%
Interest-bearing deposits in FRB	4.28%	0.19%
Earning assets	5.01%	3.28%
Interest bearing deposits	0.78%	0.28%
Total deposits	0.48%	0.17%
Junior subordinated debentures	10.18%	1.64%
Total interest-bearing liabilities	0.98%	0.30%
Net interest margin (2)	4.42%	3.10%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)

(in thousands)	March 31, 2023		December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Cash and cash equivalents	$45,153		$38,595	$126,032	$107,246	$224,934
Investment securities	208,914		210,860	211,847	215,774	183,527
Loans net of unearned fees and unamortized loan origination costs	942,727		980,178	962,166	949,991	879,379
Allowance for credit losses	(15,622)	(10,063)	(10,182)	(10,063)	(9,907)	(9,276)
Net loans	927,105		969,996	952,103	940,084	870,103
Other assets	80,022		79,742	79,270	76,413	71,238
Total assets	$1,261,194		$1,299,193	$1,369,252	$1,339,517	$1,349,802

Non-interest-bearing deposits	$394,745		$481,629	$517,230	$473,013	$465,043
Interest-bearing deposits	716,387		683,855	723,588	735,181	749,289
Total deposits	1,111,132		1,165,484	1,240,818	1,208,194	1,214,332
Other liabilities	37,154		21,246	21,355	21,322	21,896
Total liabilities	1,148,286		1,186,730	1,262,173	1,229,516	1,236,228
Total shareholders’ equity	112,908		112,463	107,079	110,001	113,574
Total liabilities and shareholder’s equity	$1,261,194		$1,299,193	$1,369,252	$1,339,517	$1,349,802

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(in thousands)	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total interest income	$14,559	$14,754	$13,519	$10,993	$9,991
Total interest expense	1,614	1,269	789	584	553
Net interest income	12,945	13,485	12,730	10,409	9,438
(Reversal) provision for credit losses	(493)	585	607	606	5
Net interest income after (reversal) provision for credit losses	13,438	12,900	12,123	9,803	9,433
Total non-interest income (loss)	1,448	1,049	392	602	(206)
Total non-interest expense	6,240	6,432	6,211	5,576	5,816
Income before provision for taxes	8,646	7,517	6,304	4,829	3,411
Provision for taxes on income	2,521	2,175	1,837	1,394	968
Net income	$6,125	$5,342	$4,467	$3,435	$2,443

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)	March 31, 2023	December 31, 2022
Real estate - construction and development	$13,109	$14,436
Agricultural	86	108
Total nonaccrual loans	13,195	14,544
Loans past due 90 days and still accruing	382	252
Total nonperforming loans	13,577	14,796
Other real estate owned	4,582	4,582
Total nonperforming assets	$18,159	$19,378

Nonperforming loans to total gross loans	1.44%	1.52%
Nonperforming assets to total assets	1.44%	1.50%
Allowance for credit losses to nonperforming loans	115.06%	68.17%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended March 31,
(dollars in thousands, except per share amounts)	2023	2022
Return on average assets	1.95%	0.74%
Return on average equity	22.05%	8.33%
Efficiency ratio (1)	43.48%	61.98%
Annualized net charge-offs to average loans	0.18%	0.16%

	March 31, 2023	December 31, 2022
Shares outstanding - period end	17,094,298	17,067,253
Book value per share	$6.61	$6.59
Tangible book value per share	$6.34	$6.33
Total impaired loans	$14,059	$15,629
Net loan-to-deposit ratio	83.44%	83.23%
Allowance for credit losses to total loans	1.65%	1.04%
Tier 1 capital to adjusted average assets (leverage)
Company	10.89%	10.10%
Bank	10.88%	9.64%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Three months ended March 31,
(dollars in thousands)	2023	2022	Change $	Change %
Net income	$6,125	$2,443	$3,682	150.7%
Junior subordinated debenture (1) fair value adjustment	333	(999)
Income tax effect	(97)	290
Non-core items net of taxes	236	(709)
Non-GAAP core net income	$5,889	$3,152	$2,737	86.8%

(1)Junior subordinated debenture fair value adjustment is not part of core income and depending upon market rates, can “add to” or “subtract from” core income and mask non-GAAP core income change.